Exhibit 4.75

ENGLISH SUMMARY OF VERBAL ALIMENTAIRE EXPRESS AGREEMENT BETWEEN CDISCOUNT S.A. (“CDISCOUNT” or “HOSTING SITE”) AND FRANPRIX HOLDING S.A.S., acting on its own behalf and on behalf of and for the account of the “Stores”, (“FPH” or the “Seller”)

SPECIFIC CONDITIONS GOVERNING THE PROVISION OF THE “C LE MARCHÉ” MARKETPLACE FOR THE “ALIMENTAIRE EXPRESS” SERVICE

Parties: Cdiscount and FRANPRIX HOLDING (each a “Party” and collectively the “Parties”)

Date: Retroactively takes effect on December 1, 2015.

Background: CDISCOUNT produces and operates an e-sales site, located at www.cdiscount.com which offers its customers a large range of attractively priced products.

On the same site, CDISCOUNT hosts a technical Marketplace platform which enables professional sellers to offer their products for sale according to the conditions laid out in the General Conditions for the provision of the “C le Marché” Marketplace (hereafter referred to as the “General Conditions”).

In terms of its operations and its development strategy, Cdiscount intends to increase its offering within the “food” sector and to enter the fresh and perishable produce market.

With this in mind, Cdiscount intends to list those sellers on its “C le Marché” Marketplace that are able to offer a “Alimentaire Express” rapid delivery service, consisting of providing Buyers with the possibility of purchasing mainly food products online, and of having these delivered to the delivery address within one and half hours or within any other subsequent time slot agreed with the Buyer. There is a description of this offer below (henceforth referred to as the “Project”).

Implementation of the Project will enable Cdiscount to offer its clients a new, complementary range of fresh and perishable produce with a new dedicated “express” delivery service.

The FPH group markets several thousand products, chiefly within the food industry and has a large territorial network, concentrated in Paris.

FPH declares its interest in becoming the main partner of Cdiscount in the context of Project implementation.

FPH also states that it is able to put in place a delivery system which matches the “Alimentaire Express” offer, in the name of and for the account of the stores selected by FPH, in order to execute it, henceforth known as the “Stores”.

Under these conditions the Parties have approached each other in order to agree the present Agreement.

Summary of Major Terms:

1. Presentation of the “ALIMENTAIRE EXPRESS” OFFER

The “ALIMENTAIRE EXPRESS” Cdiscount offer consists of providing Buyers with the possibility of purchasing a range of mainly food products, online, from the www.cdiscount.com site from a range of sellers registered on its “C Le Marché” Marketplace and of guaranteeing delivery, to the delivery address registered on the Site, of these purchased products within one and half hours or within any other subsequent time slot agreed with the Buyer, henceforth referred to as “The Offer”.

Initially this Offer is aimed at consumers requiring delivery within Paris as well as Neuilly-sur-Seine and Levallois-Perret (henceforth known as the “Start Up Territory”).

Parties may decide through a common agreement to expand into other territories, by means of a simple email exchange between the Parties validated by each of the Parties.

Cdiscount acts as web provider as required by the General Conditions.

The Stores, for their part, assume not only full responsibility as Sellers under the General Conditions but they also commit to make delivery to the home of the Buyer within one and half hours or any other subsequent time slot agreed with the Buyer.

A non-contractual (visual representation) explanation of the Offer has been enclosed in Appendix 1 to the Agreement.

2. OBJECT OF THE AGREEMENT

The present Agreement aims to determine the terms and conditions which govern the obligations of each Party with the aim of implementing the Project.

It is understood that there exists no exclusivity obligation between the Parties.

3. AGREEMENT documents

The relationship between the Parties in this Project is governed by:

- These Specific Conditions Governing the Provision of the "C Le Marché" Marketplace for the "Alimentaire Express" Service;

- The General Conditions for the provision of the “C le Marché” Marketplace. The version currently in force at the date hereof is annexed to the Agreement. In case of modification of the General Conditions, the new version comes into force between the Parties as indicated in the General Conditions.

4. EFFECTIVE DATE – TERM

The Agreement is effective on December 1, 2015 and is valid for an indefinite time.

The Agreement can be terminated under the Conditions set forth in section “Termination”

5. TIMETABLE

The Parties commit with a start date for the Project on December 1, 2015.

6. COOPERATION OBLIGATIONS

The Parties commit themselves to work in close collaboration in order to optimize their cooperation and to ensure the quality of the Project.

Therefore, the Parties agree that the success of their cooperation depends on an active collaboration and good faith between their teams and that the exchange of information on a timely matter may avoid the generation of incidents harmful to their respective interests.

Each Party therefore commit to provide to the other Party, on a timely matter, the necessary information reasonably required.

In general terms, the Parties shall provide all useful information, which includes all information that may be relevant to their relation.

In any case, the Parties must care for the preservation of each other’s image and interests.

7. PROJECT MONITORING

The Parties shall establish a steering committee to ensure the smooth execution of the Project.

The steering committee will be responsible for arbitrating major decisions of the Project or resolve disagreements between the Parties.

The steering committee will meet regularly throughout the Project and/or exceptionally at the request of any Party. The Committee has the power to change the periodicity of the meetings.

The minutes of the steering committee will be drafted by Cdiscount or FPH in the form of a list of decisions/actions and statements and will be validated by email.

Any decision that could not be reached by the steering committee will be submitted to the respective management of the Parties for arbitration.

8. OBLIGATIONS OF THE PARTIES

8.1 Obligations of FPH

In addition to the obligations set forth in the General Conditions, FPH agrees to, under the terms of the Agreement and under a performance obligation:

- Complete the registration process of a minimum of 14 Stores in the Marketplace "C le Marché" on the effective date of the Agreement. The list of these 14 Stores is given in Appendix 2. This Appendix will be updated as and to the extent that changes are made to this list, simply by agreement between the Parties validated by e-mail;

- Respect the Timetable of the Project;

- Deliver the Products ordered by the Buyer on the Marketplace "C le Marché" within 1h30 maximum, unless the Buyer specifically requested a later slot. The Parties agree that in case of a delay due to Cdiscount’s  delay in transmitting to the Store the information of the Buyers’s order (the nature of the products to be delivered, the characteristics of the delivery (express or deferred) and full detail of the delivery address) beyond 30 minutes after the placing of the order, the delivery will be delayed for the same length of time and FPH will not incur in any responsibility. Cdiscount will be liable for potential refunds in case of cancellation by the Buyer for late delivery by the deadline requested by the latter.

- Be responsible for a timely delivery to the Buyer by any third party hired by FPH and to include in its agreements with these third parties provisions to ensure compliance with all its obligations under the Agreement;

- Manage the Marketplace Sellers "C le Marché" accounts in its name and on behalf of the Stores;

FPH recognizes that non-compliance with these obligations will result in the application of the measures set forth in the General Conditions.

8.2 Obligations of CDISCOUNT

CDISCOUNT, acting as the Hosting Site, agrees to use its best efforts to have an annual availability rate of the platform of 98% in order to enable FPH to use the platform 24hours a day.

CDISCOUNT also agrees to implement all the IT security measures necessary to protect the data of the Buyers and the Sellers.

CDISCOUNT agrees to inform the Store the information in connection with all orders placed by the Buyer, no later than 30 minutes after its validation in the system so that FPH has within that period at the latest all useful information (the nature of the products to be delivered, the characteristics of the delivery (express or deferred) and full detail of the delivery address) to honor the Buyer’s order.

CDISCOUNT agrees to mention on all products pages of FPH, in a visible and an unambiguous way, indications to the Buyer, which are indicated by FPH, relating to the conditions of the Offer, ie: the Start Up Territory eligible for delivery, hereinafter the "Offer Conditions".

CDISCOUNT is aware of the need to change the settings of its computer system to automate a reject response to any order that does not meet the Offer Conditions.

9. QUALITY, HYGIENE AND SAFETY

In addition to the terms of the General Conditions related to the service quality on the Marketplace “C le Marché”, FPH guarantees and takes responsibility for the Stores for the perfect quality, hygiene and security of the Products.

FPH also guarantees the perfect compliance with French and European regulations that apply to the Products, especially those related to the respect of the cold chain in storage and transportation, particularly the regulation CE n° 852/2004 from April 29, 2004, as amended, in relation to the alimentary products, the order from December 21, 2009, related to sanitary rules applicable to the activities of commercial retail, storage and transportation of products of animal origin or alimentary products containing it, the order from October 8, 2013 related to the sanitary rules applicable to the activities of commercial retail, storage and transportation of products of animal origin or alimentary products containing it, the order from October 8, 2013, related to the sanitary rules applicable to the activities of commercial retail, storage and transportation of products other than of animal origin or alimentary products containing it, and all other regulations applicable or that may follow.

FPH will keep Cdiscount safe from any demand, claim, and/or suit from any third-party resulting from the non-compliance with any of those regulations.

The non-compliance with this section will cause the automatic termination of the Agreement without prejudice to any damages that may be claimed by Cdiscount.

FPH agrees to implement every Product warning and recall procedure in case of sanitary hazard with the same level of care that it has for its own physical stores.

10. RIGHT OF CANCELLATION REGARDING SALES OF PRODUCTS

FPH agrees to accept any Products returned by the Buyer exercising the right of cancellation under the category "dry" products.

11. FINANCIAL CONDITIONS

In view of the following commitments of FPH under the Agreement:

- opening of a minimum of 14 Shops in the Start Up Territory by FPH;

- maintenance of a territorial coverage through the Shops to meet delivery deadlines agreed with the Buyer in the Start Up Territory;

- Publication and online maintenance of a minimum number of references for each individual Store in the category of "fresh" products according to the recommendations below,

Cdiscount grants to FPHs for a period of six (6) months, a commission fee of "0%" for all sales made by the Stores and free monthly subscription for all Stores (hereinafter the " Franchise Period").

At the end of the Franchise Period, Cdiscount apply and will charge FPH derogatory commission rates as provided in Appendix 2 of the General Conditions, as follows:

o between 1500 and 2499 online references per Store: 6%

o between 2500 and 3499 online references online per Store: 5%

o between 3500 and 4499 online references online per Store: 3%

o from 4500 online references by Store: 1.5%

At the end of the Franchise Period, Cdiscount shall send an invoice a single monthly subscription for all Stores.

The Parties recall that in accordance with the General Conditions, Cdiscount receives the payment for sales made by FPH.

In consideration for the above commitments by FPH, Cdiscount agrees to issue more frequent transfers in lieu of the 10-day reimbursement provided for in the General Conditions.

Accordingly, at minimum biweekly intervals, Cdiscount will proceed with the transfer of eighty (80)% of the amounts received for sales of the Products made by the Shops in the marketplace C le Marché.

The remaining balance shall be paid by Cdiscount in 10-day payment terms as defined in the General Conditions. Payment of amounts due to Shops shall be made to the bank account indicated by FPH, for which the RIB is attached in appendix 3. FPH shall and is solely responsible for the reimbursement to the Shops of the amounts paid by Cdiscount for their respective sales. Cdiscount cannot be held responsible for any consequences due to a delay or failure of FPH in this subject.

12. RESPONSABILITIES

Each Party is responsible for the obligations imposed on him under this Agreement.

Without prejudice to the application of General Conditions, FPH declares in particular that:

- it has the means and adequate skills to be able to implement the Project according to the agreed terms and promises made by FPH;

- it guarantees the compliance with the Agreement and the General Conditions by the Stores.

The Parties expressly agree that the responsibility of FPH is a performance obligation.

The Parties are free to subcontract and are solely responsible for their subcontractors, as shall remain responsible under the Project.

13. TERMINATION

The Parties agree that non-compliance with any obligations of FPH under Article 8 "Obligations of FPH" of this Agreement shall constitute misconduct, as defined in the General Conditions.

Conversely, failure to comply with one or more obligations by CDISCOUNT shall also constitute misconduct, if it is not cured within thirty calendar days following the sending of a notice by email.

14. ENFORCEABILITY

FPH states that it acts in the name and on behalf of the Shops, following the mandate entrusted to it.

For information proposes only – non contractual value – only French version is valid

General Conditions for Making Available the “C le Marché” Marketplace via the Hosting Site www.cdiscount.com

Consult here the English language version of the General Conditions for the Provision of the “C le Marché” marketplace on www.cdiscount.com

Click here to consult the General Terms and Conditions for Providing the “C le Marché” Marketplace on www.cdiscount.com.

Last updated: 16.06.2016

1.PREAMBLE

CDISCOUNT, in its capacity of hosting site (hereinafter the “Hosting Site”) shall make available a Marketplace technical marketplace named “C le Marché”, incorporated into its internet site www.cdiscount.com (hereinafter the “Marketplace C le Marché”), through which professional sellers (hereinafter the “Sellers”) can show and sell products or services (hereinafter the “Products”), on the site www.cdiscount.com, so that consumers in metropolitan France, including Corsica and Belgium, can purchase them online (hereinafter the “Purchasers”).

In this context, the Hosting Site shall not be a contracting party to the contract of sale. As a service- provider, it merely makes available  the  Marketplace  “C  le  Marché” and  the  audience for  the site www.cdiscount.com. In no case is it a reseller of the Products offered by Sellers on the Marketplace C le Marché.

N.B.: the service provided by the Marketplace C le Marché is also available on internet sites other than the Hosting Site. The Seller shall have the option of subscribing to the service on one or more of these other sites (hereinafter the “Other Hosting Sites”).

2.FIELD OF APPLICATION – CHANGES TO THE CONDITIONS

The present General Conditions for Making Available the Marketplace C le Marché by the Hosting Site and the appendices thereto (hereinafter “the GCMA”) are designed to govern the legal relationship between the Hosting Site and the Seller for use of the Marketplace “C le Marché” service and the marketing of its Products by the Marketplace through this service.

The Seller undertakes, for any use of the Marketplace “C le Marché” service, to familiarize himself/herself/itself and comply with the rules stipulated in the present the General Conditions of  Use of the Marketplace destined for Purchasers (hereinafter the “ GCU”), as well as any other instructions or charter of good practice published on the Hosting Site for the attention of the Sellers.

The General Conditions applicable to Sellers shall be those shown on the on the date of registration on “C le Marché”.

The Hosting Site reserves the option of making changes to the present GCMA. Sellers shall be informed of any changes via e-mail (hereinafter “the Email for Cha GCMA”, sent by the Hosting Site ten (10) working days before the amended GCMA date of entry into force. The Seller shall be free to accept the

For information proposes only – non contractual value – only French version is valid amended GCMA or terminate his/her/its use of the Marketplace C le Marché service, as per the present GCMA.

By accepting the present GCMA the Seller guarantees that the conditions of sale applied to the Purchasers comply with the legal and regulatory provisions and professional charters applicable to the present GCMA and the General Conditions of Use destined for the Purchasers.

N.B.: if the Seller has subscribed to the Marketplace C le Marché service on several hosting internet sites, the closure of his/her/its Seller account will result in it being impossible for the Seller to use the Marketplace C le Marché service on the Hosting Site and on all the Other Hosting Sites to which he/she/it may have subscribed for the said service.

3.ACCEPTANCE/EXCLUSION OF THE SELLER IN THE CONTEXT OF THE “C LE MARCHE” SERVICE USER

3.1.  Registration Conditions

The following may register as Sellers on the Marketplace C le Marché:

•	individuals acting in their full legal capacity and aged at least 18 years of age;
•

corporate entities, registered in the Register of Commerce and Companies for companies whose registered office is on French Territory and with any equivalent register for companies whose registered office is within the Territory of the European Union or outside the European Union, and acting in the context of their usual business activity, regularly declared as such with the tax and social security authorities.

To register with the Service, the Seller must initially complete accurately and exhaustively the application form for a “C le Marché” account. The Hosting Site reserves the right to request any supporting documentation such as, but not restricted to:

•	a Kbis [company registration] extract dating that is no more than three (3) months old or equivalent registration certificate for any entity not in possession of a Kbis
•	Siret [tax] number
•	Identity card of the person or persons entitled to represent the company
•	Bank details for a banking institution located in one of the countries in the Single Euro Payment Area (“SEPA”)

The Seller undertakes to attest to the accuracy of the information provided and must notify the Hosting Site spontaneously of any change to this information.

Attention! Any Seller whose “C le Marché” account has been closed due to failure to comply with the present GCMA or the GCMA of a Different Site may not submit a new request for account opening for a period of three months following the date of closure of the account. The Hosting Site reserves the right to accept or reject any new application.

Any Seller whose “C le Marché” account was closed twice may no longer submit another request to open a “C le Marché” account.

For information proposes only – non contractual value – only French version is valid

3.2.  Validation of the Seller’s registration

Upon receipt of the form requesting the opening of an account, an acknowledgement of receipt of the application will be sent to the Seller, to the email address entered in the said form.

A second email will then be sent to the Seller containing an identifier as well as a temporary password so that he/she/it can access his/her/its “C le Marché” Interface to finalise his/her/its registration with the service. When the Seller gains access to his/her/its interface, he/she/it must:

(i)	Complete the information requested accurately and exhaustively, then
(ii)	select the Hosting Site and, if so desired, Other Hosting Sites on which it wishes to benefit from the Marketplace C le Marché service,
(iii)	Familiarise himself/herself/itself with:
•	the GCMA and
•	GCU applicable to the Hosting Site – and, if applicable, the Other Hosting Sites –
(iv)	and validate them. On this occasion, the Seller formalises his/her/its acceptance of the GCMA and GCU applicable to the Hosting Site, and where applicable those applicable to the Other Hosting Sites.

The Hosting Site reserves the option of checking the information provided by the Seller through the “C le Marché” interface and automatically deduct payment from the Seller’s bank card or debit the latter’s bank account for amount due to the Hosting Site (subscription, commission), something that the Seller acknowledges and accepts by subscribing to the Marketplace C le Marché service. The Hosting Site further reserves the option of requiring the signature of a standing order of the type used in the SEPA using the model enclosed with the present document, and the Seller acknowledges and accepts this from the outset.

At any event the Hosting Site reserves the right to validate or reject any request for registration.  Once the Seller has completed his/her/its registration, he/she/it may proceed to market his/her/its Products in the “C le Marché” Marketplace.

During the 60 (sixty) calendar days following the publication of its first (1st) offer in the Marketplace C le Marché, the Seller will be subject to a trial period and is considered as a “Seller on probation”.

The criteria for approving the Seller consisting of compliance with all of his/her/its obligations under the GCMA.

In the context of its subscription to Other Hosting Sites as applicable, the Seller shall benefit from a single interface through which to administer his/her/its catalogues and sales for all of the Other Hosting Sites.

Should, within this period, the Seller shall have failed to comply with all of the minimum levels of service stated in Appendix 1 to this document or any of his/her/its contractual obligations, the Hosting Site may proceed without prior notice to close the Seller’s “C le Marché” account. The Seller will be informed of the closure of his/her/its account via email and may make a single application solely under the conditions provided in item 3.1 “Registration Conditions”.

For information proposes only – non contractual value – only French version is valid

3.3.  Change to the registration

Sellers are required to notify the Hosting Site of their own accord, via their “C le Marché” Seller account, of any change to the information communicated at the time of their registration and shall be liable for any failure to comply with this obligation.

If false information was provided at the time of registration or if a Seller fails to notify of a change, the Hosting Site may proceed to lawful cancellation thereof, under the conditions indicated in item 3.7 “Sanctions in the case of failure by the Seller to meet his/her/its obligations” of this document, of the said Seller’s registration in the Marketplace C le Marché, it being specified that the current subscript shall remain due until the end of the next expiry date.

The Hosting Site reserves the right at any time to check the information provided.

3.4.  Limitation of access to the Marketplace C le Marché

The Hosting Site shall be solely entitled to determine the content, appearance, design, functionalities and all the other aspects of the Hosting Site (including the right to re-design, modify, withdraw or change any content, aspect, design, functionality and other aspects thereof), and to prohibit or restrict access to the site and to any other component, aspect, portion or characteristics thereof (including the products for sale), and to delay or suspend the placing for sale, to refuse to allow the same or to withdraw from sale and to ask the Seller to sell one or other of his/her/its Products.

In particular, as soon as the Hosting Site receives an alarm produced by any third party, it reserves the right to impose on all or part of the Sellers, restrictions on selling that could affect their cost and/or frequency, when it is necessary to protect the Sellers, the Purchasers, other Sellers, the Hosting Site and/or any third party from fraudulent, illegal or inappropriate  conduct that could cause them damage.

The Hosting Site shall not be held liable in a case in which the Hosting Site prevents a sale from being made on the Marketplace C le Marché, if it is liable to exceed the selling limit determined by the Hosting Site.

3.5.  Registration period

Sellers are allowed to register for an unlimited period.

3.6.  Cancellation/Closure of a seller’s “C le Marché” without fault

3.6.1.Cancellation at the Seller’s convenience.

A Seller may end his/her/its registration on the Marketplace C le Marché at any time, by clicking the button marked “cancel my subscription” to be found on his/her/its Seller interface.

The closure of the account in question becomes effective during the 24 hours following the request for cancellation of the subscription by the Seller.

If the button marked “cancel my subscription” that actually implements the cancellation, is not pressed the cancellation will not be taken into account (even if the Seller has sent a message asking the Hosting Site to cancel it). Consequently, the subscription costs will continue to run and any commission generated shall be due from the Seller until notification of cancellation under the conditions specified here.

For information proposes only – non contractual value – only French version is valid

3.6.2.Cancellation for the convenience of the Hosting Site

The Hosting Site has the option to cancel the Seller’s registration with three months’ notice starting from the date on which the Seller is sent a registered letter with acknowledgement of receipt notifying him/her/it of the cancellation.

3.6.3.Cancellation for inactivity

If the Seller becomes inactive, namely through a lack of transactions performed by the Seller over a period of one (one) year from the date of the last transaction, the Hosting Site reserve the right to suspend and/or cancel the Seller’s account through mere notification to the Seller.

3.7.  Sanctions if the Seller fails to comply with his/her/its obligations

3.7.1.Failure to comply with the levels of service

a)

Failure by the Seller to comply with any of the minimum levels of service minimum indicated in Appendix 1 shall result in the cancellation of the Seller’s Account following despatch of an official notification sent via email by the Hosting Site to the Seller and that has remained unproductive at the end of a period of thirty (30) calendar days.

b)

The Hosting Site reserves the right to suspend or cancel the Seller’s account immediately in the case of major failure to comply with the indictors that are the subject of the levels of service (for example: an abnormally high number of claims by Purchasers).

3.7.2.Other failures by the Seller to comply with his/her/its obligations

Any failure to perform or poor performance by the Seller of his/her/its obligations under the GCMA may result in the following penalties:

•	The immediate, temporary or definitive retraction of litigious offers by the Seller.
•	The immediate or temporary suspension of the Seller’s account;
•	The immediate, temporary or definitive suspension of the payment of any amounts received on behalf of the Seller’s account;
•	the lawful cancellation of the Seller’s account, without formalities, without notice, or with notice of less than 30 days, in the case of a serious and/or repeated offence.
•	Cancellation of a Seller account after the deadline provided in an official notification remains unproductive for a period of 30 days.

3.8.  Consequences of the cancellation of the Seller’s registration:

If either of the Parties cancels and does so for any reason whatsoever, any amounts due from the Seller on the date on which the cancellation comes into effect shall become due immediately. The Seller shall lose the status of Seller and consequently:

•

All of the Product offers shall be withdrawn from the Marketplace of the Hosting Site and all of the Other Hosting Sites with which it may have registered, on the date on which the cancellation came into effect,

•

the Seller space shall become inaccessible when processing of orders still being processed on the date on which the contract was cancelled has been completed and all of the claims concerning orders placed with him/her/it via the Hosting Site or any other Site at which he/she/it may have  registered have been resolved,

For information proposes only – non contractual value – only French version is valid

•	When the Seller space becomes inaccessible, the Hosting Site reserves the right to provide the Seller’s details to a Purchaser to a new person.

•	Unless there is a cancellation that is due to an error by the Hosting Site, the subscription fees for the month in which the cancellation occurs shall remain due in full.

•

All of the amounts corresponding to orders and claims on the date of closure of the accounts shall be retained for a period of (three) 3 months maximum so that the Hosting Site can proceed to check the state of the Seller’s account and the partial or total reimbursement of the Purchasers, as applicable.

IN ALL CASES OF CLOSURE OF THE REGISTRATION OF A SELLER, AND REGARDLESS OF WHICH PART IS ON HIS/HER/ITS INITIATIVE, THE SELLER IS REQUIRED TO COMPLETE THE FULFILMENT OF ANY ORDER PLACED BY A PURCHASER THAT WAS IN PROGRESS ON THE DATE OF CLOSURE AND TO COVER HIS/HER/ITS AFTER-SALES OBLIGATIONS (LEGAL AND CONTRACTUAL) RELATING THERETO AND ESPECIALLY THE CORRECT HANDLING OF CLAIMS UNTIL THEY ARE RESOLVED.

3.9.  Effects of the cancellation or suspension of a Seller’s account on the registrations of the Seller on Other Hosting Sites:

If the Seller has subscribed to a Marketplace C le Marché service at one or more Other Hosting Sites under the conditions defined above, all of the obligations and sanctions provided in the present GCMA shall be applicable in full thereto.

In particular, the closure or suspension of his/her/its Seller account for any reason whatsoever shall make it impossible for the Seller to use the Marketplace “C le Marché” service at the Hosting Site and on all the Other Hosting Sites to which it has subscribed for such a service.

4.ROLE OF THE HOSTING SITE

4.1.The Sellers and the Hosting Site are only contractually linked to the extent that the Hosting Site makes available to Sellers, in the context of the present GCMA, a platform making it possible to perform sales.

In this respect, no contract of sale exists between the Hosting Site and the Purchaser; the contract of sale is established between the Seller and the Purchaser.

4.2.The Hosting Site is not involved in negotiation and performance of the contracts entered into between a Seller and a Purchaser in the Marketplace C le Marché and is therefore not required to intervene in any disputes that may arise between the Seller and the Purchaser.

In the interests of defending the visitors to his/her/its site and his/her/its brand image, the Hosting Site nevertheless reserves the right to intervene in the resolution of any dispute and the Seller undertakes to comply with the solution that may be found through the intervention of the Hosting Site.

For information proposes only – non contractual value – only French version is valid

In this respect, the Seller expressly recognises and accepts from the outset that in the case of a breach of any of the obligations under the present GCMA, such as, unrestrictedly, the absence of delivery or availability of Products, delay in delivery or availability, delivery or provision of non-compliant Products, the absence of a reply or an unsatisfactory reply, the absence of handling within a reasonable time of two (2) working days for Purchasers’ claims or any conduct that could adversely affect the Purchaser, the Hosting Site reserves the right, without the Seller being able to dispute it and depending on the case:

•	either to reimburse the cost of the order to the Purchaser,
•	or to pay a credit note to the Seller into a deposit account,
•	or to refuse to make any payment to the Seller,

IN PARTICULAR:

•

IN THE CASE OF CLAIM FROM A PURCHASER CONCERNING  A PARCEL THAT WAS NOT RECEIVED, AND WITHOUT PRESENTATION BY THE SELLER OF A PROOF OF DELIVERY FROM THE FORWARDER AND INCLUDING ELEMENTS THAT MAKE IT POSSIBLE TO IDENTIFY THE PURCHASER WITHIN THE ABOVEMENTIONED PERIOD OF SEVEN CALENDAR DAYS FOLLOWING THE REQUEST BY THE HOSTING SITE OF SUCH PROOF, THE HOSTING SITE SHALL PROCEED TO REIMBURSE THE PURCHASER AND SHALL CHARGE THE REIMBURSEMENT BACK TO THE SELLER, AS A PRIORITY BY OFFSETTING IT AGAINST ANY AMOUNT DUE OR HELD BY THE HOSTING SITE FOR THE SAID SELLER. TO THIS END IT IS UP TO THE SELLER TO ENSURE THAT IT RETAINS ALL INFORMATION ESPECIALLY THE FOLLOW-UP NUMBERS SO AS TO BE ABLE TO PROVIDE WRITTEN PROOF OF DELIVERY.

•

IN THE CASE OF A DEMAND CONCERNING  A BREAKAGE,  THE SELLER UNDERTAKES TO CONFIRM IN WRITING TO THE PURCHASER THAT HE/SHE/IT HAS TAKEN ACCOUNT OF THE REQUESTS WITHIN A MAXIMUM PERIOD OF TWO WORKING DAYS SPECIFYING THE CONDITIONS AND THE PERIOD OF TIME REQUIRED FOR REPAIR OF THE PRODUCT WHICH MUST BE COMPLIANT WITH THE LEGISLATION. IN THE ABSENCE OF WRITTEN CONFIRMATION WITHIN THIS DEADLINE AND/OR REPAIR OF THE PRODUCT WITHIN THIRTY (30) CALENDAR DAYS FROM THE PURCHASER INDICATING THE BREAKAGE TO THE SELLER AND IF THE PURCHASER HAS NOT RECEIVED ANY REIMBURSEMENT FROM THE SELLER, THE HOSTING SITE SHALL ITSELF PROCEED TO MAKE THE REIMBURSEMENT AND SHALL CHARGE THE REIMBURSEMENT BACK AS A PRIORITY BY OFFSETTING IT AGAINST ANY AMOUNT DUE OR HELD BY THE HOSTING SITE ON BEHALF OF THE SAID SELLER.

•

IN THE ABSENCE OF A REPLY FROM THE SELLER TO THE PURCHASER’S CLAIM WITHIN A PERIOD OF TWO WORKING  DAYS  FOLLOWING A CLAIM  MADE BY A PURCHASER, THE HOSTING SITE SHALL ARBITRATE IN FAVOUR OF THE PURCHASER AND RESERVES THE RIGHT TO PROCEED TO MAKE REIMBURSEMENT FOR THE PRODUCT AND TO CHARGE THIS REIMBURSEMENT BACK TO THE SELLER, AS A PRIORITY THROUGH OFFSETTING AGAINST ANY AMOUNT DUE OR HELD BY THE HOSTING SITE ON BEHALF OF THE SAID SELLER.

•

IN ALL CIRCUMSTANCES, THE SELLER UNDERTAKES TO PROVIDE WRITTEN CONFIRMATION TO THE HOSTING SITE OF WHAT HE/SHE/IT HAS TAKEN INTO ACCOUNT, DEALT WITH AND SATISFACTORILY CLOSED THE CUSTOMER’S REQUEST AND HAS DONE SO IN ACCORDANCE WITH THE PROCEDURE SET UP BY THE HOSTING SITE FOR COMMUNICATIONS WITH THE PURCHASER. OTHERWISE, THE HOSTING SITE SHALL NOT BE HELD LIABLE FOR ANY REIMBURSEMENT MADE ERRONEOUSLY TO THE PURCHASER.

For information proposes only – non contractual value – only French version is valid

N.B.: a reply from the Seller that is designed to make the Purchaser wait or indicating that a reply will be sent to him/her within a certain time limit shall not be considered a reply within the meaning of the previous paragraph.

Any reply sent by the Seller to the Purchaser and/or any subsequent reimbursement performed directly by the Seller to the Purchaser is required to be confirmed in writing to the Hosting Site. If not, the reply or reimbursement shall be considered not to have been performed.

4.3.The Seller specifically recognises that the Hosting Site has under no circumstances the status of a reseller of the Products he/she/it offers in the Marketplace C le Marché. Consequently, the Hosting Site shall not assume:

•	Any cost connected with the purchase of Products sold by the Sellers via the Marketplace C le Marché;
•	No cost connected with the financing of the Seller’s stock, to the loss of stock or unsold items;
•	No cost connected with sales promotion;
•	No investment specific to the Products and more widely to the Seller’s business.

5.ROLE OF THE SELLER

The Seller may freely decide which Products it wishes to offer on the Marketplace C le Marché and the conditions of sale thereof. The Seller shall nevertheless comply with the following obligations as well as any of the provisions of Appendix 1 especially concerning forbidden items.

5.1.  Identifier/Password:

The Seller is prohibited from stating or suggesting in the name of his/her/its shop as well as in its comments or any external hypertext, a link to the Marketplace C le Marché. The Seller’s pseudonym shall not be represented by a domain name (such as jean-pierre.com). His/her/its identifier as well as the comments accompanying his/her/its offer should not include such references as “www”, “.fr”, “.com”, “.net”, etc. Furthermore, the Seller agrees to refrain from using a shop name that could create a risk of confusion with the Hosting Site, especially by using the term “discount” in his/her/its shop name as provided in the Seller space. Should a Seller fail to comply with these conditions, the Hosting Site may suspend the C le Marché Seller’s account until the Seller makes the necessary changes. Under such circumstances, the Seller’s offers will be withdrawn from the Hosting Site and the Other Hosting Sites on which he/she/it may have registered. If the Seller refuses to make this change, the Hosting Site reserves the right to proceed to closure of the account under the conditions of the GCMA for failure to perform.

A Seller may access his/her/its account for the first time by using a temporary password of which it will be informed upon registration. It is up to the Seller to replace this password with a password of his/her/its choice upon first connection to his/her/its Seller account.

The Seller makes it possible to create a Product catalogue and manage the placing online of its Products, to validate the availability of Products for each order placed by a Purchaser, to track the dispatch of its consignments, and to review the history of the sales it has performed via the Marketplace C le Marché.

The use of this account and the password associated with it is strictly personal and restricted to the duration of the contract between the Hosting Site and the Seller.

For information proposes only – non contractual value – only French version is valid

Sellers shall be solely liable for the security of their identifier and password. Disclosure to a third party is not permitted. The identifier can only be used to obtain access to the Marketplace C le Marché and the services offered on it. The Seller is solely liable for all of the actions performed in its name. If unauthorised persons have learned their identifier and/or password, the Seller is required to change it/them as soon as possible.

5.2.  Conditions of sale equivalent to those implemented in the context of the Seller’s distribution network:

The Seller shall be free to decide which Products are sold at the Hosting Site via the Marketplace C le Marché excluding Products that are forbidden in application of Appendix 1.

The Seller must nevertheless implement the distribution conditions equivalent to those it implements in the context of its distribution network. The Seller must check before placing Products on sale that:

a.

Its customer service assured for the Products he/she/it sells via the Marketplace C le Marché is at least as reactive, as high quality and as available as the customer service he/she/it offers when he/she/it sells the same Products via any channel other than the Marketplace C le Marché;

b.

the content, product information and any other information as defined in Appendix 1 concerning the Products supplied, shall be at the same level of quality and detail at least as the information concerning the highest quality, displayed or used when it sells the same Products through any channel other than the Marketplace C le Marché.

5.3.  General obligations of the Seller:

The Seller undertakes:

a.	To process the Purchasers’ orders within forty-eight (48) working hours of their being placed

b.	To comply with the maximum preparation and delivery deadlines provided in Appendix 3

c.

To proceed to the despatch of the Products, corresponding to the effective delivery of the parcel to the forwarder, or making such Products available at a collection point in compliance with the dates indicated to Purchasers by the Seller on the Marketplace C le Marché. Any order that has not been sent or made available at a collection point on the dates indicated on the Marketplace C le Marché may be cancelled by the Hosting Site at the request of the Purchaser.

d.	To deliver the Products or have these delivered within the dates chosen by the Seller according to the various choices specified in Appendix 3

e.	To use courteous and respectful language in communications with the Purchaser

f.	To correspond with the Purchaser exclusively in French;

g.

To assume any obligation for which it is liable under the Code of Consumption, especially – without this list being restrictive – the obligation to communicate information concerning his/her/its identity, an obligation to provide pre-contractual and post-contractual information, obligations connected with the legal guarantees of   compliance and hidden

For information proposes only – non contractual value – only French version is valid defects, obligations linked to right of retraction or compliance with the rules concerning unfair commercial practices;

h.	To draw up all of the information it publishes on the Marketplace C le Marché, whether they concern the Products, the general conditions of sale, etc., in French.

i.	Only to offer for sale on the Marketplace C le Marché Products that he/she/it has in stock and that are actually available.

j.	To reply to any query or claim from a Purchaser within 24 working hours following reception and a maximum two (2) working days after the said query or claim under the conditions stated above.

Furthermore, the Seller undertakes not to:

a.

copy, reproduce, modify, create derivative works, distribute or disclose to the public any Hosting Site content without the specific prior written consent of the Hosting Site or, as applicable, that of any third party involved;

b.	disrupt or attempt to disrupt the smooth running of the Hosting Site or the activities taking place thereon;
c.	circumvent the exclusion protocols of robots or any other measure used to prevent or limiter the access to the Hosting Site;
d.	publish content or objects in inappropriate categories or domains on the Hosting Site;
e.	be in breach of the laws, third party rights or the provisions of the present GCMA;
f.	use the platform if he/she/it is not legally competent to sign contracts, if he/she is aged under 18 or if his/her/its account has been suspended temporarily or for an indeterminate period;
g.	fail to deliver the items bought, unless the Purchaser does not comply with the conditions of sale or delivery or if the Seller is unable to check his/her identity;
h.	circumvent or manipulate the structure of the commission, the invoicing process or the amounts due to the Hosting Site;
i.	publish content that is false, erroneous, misleading or defamatory (including personal information);
j.	transfer his/her/its “C le Marché” Seller account and identifier to a third party without the prior written consent of the Hosting Site;
k.	fail to take security measures to protect his/her/its password;
l.	use the platform using the identifier of another person;
m.	distribute or publish unsolicited advertising (spam), chain e-mails or pyramid systems;
n.	insert any correspondence, presentation or advertising in the parcels sent to Purchasers or separately from the parcels;
o.	distribute viruses or other technologies on the Hosting Site that are liable to damage the Hosting Site or the interests or ownership of the Hosting Site users;
p.	copy, modify or distribute content on the Hosting Site that has been taken from other sites that are protected by copyright and trademarks;
q.	collect in any manner information about the users of the Marketplace C le Marché (especially other Sellers, Purchasers or even any other visitors), including e-mail addresses, without their consent.
r.

mention his/her/its own internet site in any correspondence with Purchasers and not to direct a Purchaser to his/her/its own internet site nor to any third-party site, including for the purpose of providing answers to claims made by Purchasers; in general, and unless there is a prior agreement in writing to the contrary from the Hosting Site, the Seller agrees to refrain from corresponding with the Purchaser other than through his/her/its Seller Account in the Marketplace C The Marché.

For information proposes only – non contractual value – only French version is valid

s.

damage the image of the Hosting Site in any manner whatsoever, especially by making false, offensive, defamatory or libellous statements about the Hosting Site, on any medium or using any means (social networks, discussions with customers, etc.);

t.	to perform any action or operation designed to circumvent the system for calculating the rate of service quality provided in the present GCMA;
u.

provide untrue or incomplete information at the time of registration or subsequently, especially, and without this list being exhaustive, false identity of the Seller, false information about his/her/its company, wrong parcel tracking number, false country of despatch or any other information or omission liable to adversely affect the transparency of the transactions offered by the Seller on the Marketplace C le Marché or of such a nature as to reduce the exercise of any of the Purchasers’ legal or contractual rights, those of any public body or any third party.

5.4.  Licences – Copyright:

The Seller grants Hosting Site, gratis, the non-exclusive right to use, reproduce and display its trademarks and logos, and, any other graphics or texts supplied by the Seller as well as the non- exclusive rights to use, reproduce, represent, modify, adapt and create content derived therefrom and this shall be for the whole world, on any medium, for the term of protection of the copyright and for any type of usage connected with the Marketplace C le Marché and the Hosting Site.

The Seller grants the Hosting Site the right to resize the content he/she/it supplies, especially in the in which the constraints of online presentation or ergonomics make this necessary.

The Hosting Site shall supply the matrices for the product files (structure, fields, field hierarchy, etc.) and it retains exclusive ownership thereof. The Seller agrees to  refrain from reproducing these matrices for its own account or that of a third party. As long  as the wording  and/or captions incorporated by the Seller into the product files are of an original nature, the Seller shall retain ownership of the said texts. The following content, in a non-exhaustive list, is considered not to be original. The technical descriptions of the products and their appearance, the descriptions of warranties, services and/or accessories connected with the products.

Rules for placing on sale:

Small ads that do not comply with the selling procedures for the Products as enclosed herewith may result in the retraction of the small ads in question or the suspension of the Seller’s account.

During this period, the Seller shall no longer be entitled to propose the sale of its products for which the small ads are non-compliant.

In no case may the Hosting Site’s liability be challenged in this respect.

6.PAYMENT

6.1.  Product Payment by the Purchaser

The Purchaser shall pay for the Product purchased on the Hosting Site via the Marketplace C le Marché using the means of payment offered on the Hosting Site (credit or debit card accepted at the Site, payment in several instalments, etc.).

For information proposes only – non contractual value – only French version is valid

The Hosting Site reserves the possibility of applying charges to the Purchasers depending on the payment method chosen.

The Seller undertakes to accept the payment method chosen by the Purchaser.

Where the chosen payment method has charges applied to it by the Hosting Site, the Seller undertakes to invoice these charges to the Purchaser and forward them in full to the Hosting Site, concomitant with the payment of the commission due to the Hosting Site.

The Seller shall send an invoice to the Purchaser, either in the parcel, or through sending it to the Purchaser’s postal address, or via email.

The Seller shall not reimburse the Purchaser away from the Hosting Site. He/she/it must use his/her/its account to make all reimbursements or adjustments for sales it has made via the Marketplace C le Marché; on its order, the Hosting Site shall re-credit the Purchaser accordingly.

The Seller shall cover the cost of returning the Product in the case of a reference error for which the Seller is liable, for updating a legal guarantee of compliance, or if a Product proves to have been damaged when unpacked or for any other reason for which the law requires a Seller to cover the costs of return of an item.

The Hosting Site shall be responsible for the collection of funds paid by the Purchasers to the Seller and shall cover the costs of non-payment due to credit card fraud (i.e. fraudulent purchases due to the theft or unauthorised use of information about credit cards). The Seller, for its part, shall remain responsible for all other costs and expenses linked to such fraud such as the cost of recovering the Products.

It is nevertheless agreed that the Hosting Site shall not cover the costs of non-payment that are due to credit card fraud:

•	In connection with any of the Seller’s products that were not despatched in strict compliance with the selling and despatch procedures enclosed with the present conditions;
•	or in any case in which the Hosting Site shall have alerted the Seller of the risk of fraud.

The Seller shall accept all other risks of fraud, theft or loss the cost of which is not transferred to the Hosting Site under the present GCMA.

6.2.  Repayment of the proceeds of sales to the Seller

(ii)Payments are made by the Hosting Site on the 5th, 15th and 25th  of each month, by bank transfer to a bank account in the name of the Seller as soon as a sale becomes definitive (where the right of retraction has expired and not exercised) and that it has not been the subject of any claim not resolved by the Purchaser:

Date of despatch of orders*	Date of invoicing	Date of issue of payment
Between 1st and 10th	10th	25th
Between the 11th and 20th	20th	5th of the following month
Between 21st and 30th	the last day of the month	15th of the following month

For information proposes only – non contractual value – only French version is valid

*Attention: the seller undertakes that the date of despatch stated by him/her/it is the date on which the product was actually handed over to the forwarder.

The Seller shall ensure that its bank account details have been provided correctly (especially the IBAN number). If the Seller has provided incorrect bank details on its “C le Marché” account, he/she/it cannot engage the liability of the Hosting Site for non-payment of the proceeds of his/her/its sales.

(iii)Note, for the first payment, or as the result of a change to the bank account details, the date of payment shall be delayed for a maximum of 20 calendar days in relation to the dates stated above. The payments will thus be made according to the following schedule:

Date of despatch of orders*	Date of invoicing	Date of issue of payment
Between 1st and 10 th	10th	15th of the following month
Between 11 th and 20th	20th	25 th of the following month
Between 21 st and 30 th	the last day of the month	5 th of the month M+2

(iii) FURTHERMORE, SHOULD THE INFORMATION AVAILABLE AT THE HOSTING SITE, ESPECIALLY WITH RESPECT TO CLAIMS BY THE PURCHASERS, LEAD TO THE CONCLUSION THAT THE SALES ACHIEVED BY THE SELLER RISK CAUSING AN ABNORMAL NUMBER OF CLAIMS, THE HOSTING SITE RESERVES THE RIGHT TO DELAY PAYMENT OF THE AMOUNTS DUE TO THE SELLER UNTIL THE RESULT IS KNOWN OF ANY INVESTIGATION AND/OR SEARCH AND ANY CLAIMS HAVE BEEN RESOLVED IN RELATION TO THE ACTIONS AND/OR PERFORMANCE BY THE SELLER OF ITS OBLIGATIONS IN THE CONTEXT OF THIS CONTRACT.

7.AMOUNTS DUE TO THE HOSTING SITE

In addition to costs that may be liable to be paid back to the Hosting Site by the Seller in application of article 6.1 above, the amounts due to the Hosting Site are specified in Appendix 2. This price grid constitutes an integral part of the present GCMA.

Commission on sales performed that are due from the Seller to the Hosting Site fall due as soon as the Purchaser has paid the price of sale for payment in full or by the first due date for payments in several instalments.

The commission remains acquired by the Hosting Site including under circumstances in which the sale is cancelled or unpaid for any reason for which the Hosting Site is not liable.

The commission is paid back to the Seller, however, in circumstances in which the Purchaser cancels the order before despatch or exercises his/her right of retraction after delivery of the Product.

The amounts due to the Hosting Site are liable to become the subject of permanent or temporary change, especially on the occasion of events of a promotional nature (such as, days on which sales are

For information proposes only – non contractual value – only French version is valid free) or the launch of new services. These changes will come into effect on the date indicated in the communication concerning the temporary promotional event or the new service at the site.

The amounts due to the Hosting Site are based on the current price list shown in Appendix 2 of this document. The amounts due to the Hosting Site applicable to a sale are those stated in the applicable price list at the time the Purchaser placed an order for the Product in question (unless an agreement constituted an exemption was entered into between the Hosting Site and the Seller).

Consequently, before entering an item for sale on the Hosting Site via the Marketplace C le Marché, each Seller must check the updated amounts of commission applicable and other amounts that may be due to the Hosting Site. All of the amounts due to the Hosting Site shall be payable immediately and the payment is deducted via offsetting – whether or not the legal conditions for offsetting are all present – by cheque or automatic deduction.

Should the Seller fail to make payment, and as long as the Hosting Site obtains an enforcement order, the Seller undertakes to reimburse Hosting Site for all of the costs resulting from the recovery of the amounts in question and it authorises the Hosting Site to debit the designated payment card or bank account for the amounts due.

Any interest applicable to the amounts paid by Purchasers between the date of payment by Purchasers and the date of payment to the Sellers shall remain acquired by the Hosting Site.

Unless stated to the contrary, all the amounts due to the Hosting Site are indicated in euros (EUR) to include all taxes. It is the Seller’s responsibility to pay all of the amounts and taxes applicable that are the result of the use of the Hosting Site and Services within the deadlines and by means of a valid method of payment.

8.OFFSETTING/ALLOCATION THROUGH CONVENTIONAL PAYMENT

Offsetting shall legally take place between the amounts due from the Seller to the Hosting Site and those due from the Hosting Site to the Seller.

Consequently, the Seller specifically agrees that offsetting the amounts due from the Seller to the Hosting Site , whether under the present GCMA or through any other commercial relationship that the Parties may maintain elsewhere, with all the amounts due from the Hosting Site to the Seller and/or any other amounts that the Hosting Site holds for and on behalf of the Seller, for whatever reason, is paid automatically and immediately.

9.SELLER’S LIABILITIES AND WARRANTIES

9.1.  Liabilities with respect to the Hosting Site and/or third parties.

a.

The Hosting Site cannot be held liable for disputes (especially actions for counterfeiting, forgery or passing off) concerning the information communicated by the Sellers on the Marketplace C le Marché (texts, images, photographs, trademarks, logos, etc.), if the Hosting Site has not been notified of the illicit content that has been made available on the Site.

Since the Hosting Site is not involved in the sale entered into between the Sellers and the Purchasers, its liability cannot be sought in case of a dispute connected with the Products and their sale and in particular involving a Purchaser or an administration.

For information proposes only – non contractual value – only French version is valid

Sellers shall be solely liable for damages and liability, whether direct or indirect, material or non- material, caused to Purchasers and to any other third party due to the content they place on line on t the Marketplace C le Marché, Products and Services they offer thereon and the sales they enter into therein. Consequently, the Sellers waive the right to involve the liability of the Hosting Site in the case of a legal action or litigation (especially for counterfeiting, forgery or passing off or for an attack on distribution network, legal action by a Purchaser, an administration, etc.) concerning the information communicated by the Sellers on the Marketplace C le Marché (text, images, photographs, trademarks, logos, etc.) concerning the Products or the sale thereof.

b.

Most of the information contained on the Hosting Site is updated in realtime and is protected by intellectual property rights or these are assigned by the users or by a third party through a licence. The Seller acknowledges and agrees not to use a robot, spider, scraper or any other automated process to access the Hosting Site for any reason whatsoever, without the express, prior and written consent of the Hosting Site, otherwise it will be held liable in respect of the Hosting Site.

9.2.  Warranties by the Seller

a.Against the actions of third parties other than the Purchasers

The Seller declares and warrants to the Hosting Site:

•

That he/she/it is the owner of the intellectual and/or industrial property rights that enable it to make available the information communicated (text, images, photographs, trademarks, logos, etc.) to the Hosting Site, to publish them on the Marketplace C le Marché and the latter are not liable to harm any third-party rights throughout the world and do not constitute, in whole or in part, counterfeiting, forgery or passing off nor unfair competition;

•

That he/she/it is the owner of the rights necessary for the sale of the Products via the Marketplace C le Marché and that these Products do not infringe any third-party rights throughout the world, and especially their sale in the Marketplace C le Marché does not harm a selective or exclusive distribution network and they do not wholly or partially constitute counterfeiting, forgery or passing off nor unfair competition.

If all or part of the Product or the content provided by the Seller becomes the subject of a dispute, claim or legal action by a third party for counterfeiting, forgery or passing off or is in breach of any other third-party right, the Seller undertakes to inform the Hosting Site accordingly in writing and without delay.

The Hosting Site reserves the right to withdraw the Product or the Seller’s content as soon as it receives written notification informing it of the potentially fraudulent nature or otherwise prejudicial nature for a third party of the said Product or content. At any event, the Seller undertakes to provide a reply to any third party availing itself of a breach of its rights within eight days and to resolve any dispute resulting from this incident as soon as possible and at the latest within one month of the date of communication of the claim by the Hosting Site or within one month from the claim when this is addressed directly to the Seller. The Seller shall maintain the Hosting Site company and its administrators free of any costs they may be required to pay for the defence of their interests and for compensation to a third party for a transaction or legal decision.

b.Against the actions of third parties having the legal status of Purchasers

The Seller acknowledges that the Hosting Site is not a party to the sales into which he/she/it enters with the Purchasers on the Marketplace C le Marché. Consequently, the Seller shall keep the Hosting Site and its administrators free of any costs that it may be required to commit for the defence of its

For information proposes only – non contractual value – only French version is valid interests and  to compensate any Purchaser under an amicable agreement, settlement or court judgment.

10.PROTECTION OF PERSONAL DATA

10.1.  The Sellers have been explicitly informed by the Hosting Site, of the nature, extent and finality of the collection, processing and use of the data of a personal nature needed for their registration the extent and outcome of the collection, processing and use of the data of a personal nature necessary for their registration and the performance of the operations.

The Sellers specifically accept the collection, processing and use of the data of a personal nature. In particular, such data may be disclosed to the partners of the Hosting Site for canvassing purposes via email, post or telephone.

The Seller may consult and change his/her/its data at any time and may object to such disclosure by writing, with proof of identity, to:

Cdiscount.com/SGPN

PB 90200

93472 Neuilly sur Marne

It is possible to be reimbursed for the stamp used to exercise the aforementioned rights when so requested in the letter. Reimbursement will be based on current prices, to the order of one stamp per envelope.

10.2.  In the absence of express permission, the Sellers undertake not to use, in any form whatsoever, the data concerning other Sellers or Purchasers who can be consulted at the site or of which they become aware by using the Marketplace C le Marché, unless such usage is used to engage in and complete sales via the Marketplace C le Marché.

In particular, it is forbidden to use this information for advertising purposes and/or for unsolicited e- mails, unless the recipient of such e-mails gives prior consent, or for other means of contact that are undesirable or are for other illegal purposes.

10.3.  The Seller acknowledges  and accepts that when he/she/it places an item for sale on the Marketplace C le Marché site, his/her/its personal information, especially his/her/its surname and first name and his/her/its first name if it is chosen as the name of the shop, shall be posted on the Hosting Site and shall thus be visible by any potential Purchaser.

10.4.  The Hosting Site reserves the right, in the case of the presumption of a reprehensible act, to communicate the data to the Seller in question (for example, contacts, IP address and information about his/her consultation of the site and content published) to the co-contractor, other third parties or the competent investigation authorities.

10.5.  With respect to Purchasers, the Seller shall only have access to the information that is strictly necessary for the fulfilment of orders. He/she/it undertakes to ensure the confidentiality and integrity of this data, especially by the setting up of any physical and logical means that is sufficient to ensure the security of the data.

It agrees to refrain from using Purchasers’ data for purposes other than the fulfilment of the orders.

For information proposes only – non contractual value – only French version is valid

11.LIABILITY OF THE HOSTING SITE

The Hosting Site shall implement all of the resources available to it to ensure the performance of the services that are the subject of the present Conditions but does not guarantee that the Hosting Site, including the Marketplace C le Marché and the services associated therewith, shall be permanently available.

The Hosting Site shall not be responsible for information concerning the Product that is the subject f the sale, especially the veracity, accuracy and completeness of the description thereof.

The Hosting Site shall be liable for any direct and foreseeable damage within the limits of the selling price that is the subject of the dispute.

Under no circumstance may the Hosting Site be held liable for any indirect damage such as loss of earnings or profit, losses or alterations to data, damage to the image, etc.

The above liability restriction shall be inapplicable:

•	In the case of dishonesty or gross negligence by the Hosting Site;
•	In the case of corporeal damage, claims based on liability due to defective products;
•	Due to the Purchasers.

12.PARTICULARITIES  OF  ORDERS  DESPATCHED  AND  DELIVERED VIA  THE  “C  LOGISTIQUE” SERVICE

Certain provisions of the present GCMA shall not be applicable to a Seller who has subscribed to the C Logistique service.

The exemptions to the present GCMA are specifically provided for in the C Logistique contract.

13.FINAL PROVISIONS

13.1.Independence

The Hosting Site and the Seller shall under no circumstances be considered as associates/partners in a shared enterprise of any kind.

The Seller shall exercise its in the Marketplace C le Marché in complete independence and at its own risk.

The Hosting Site draws the Seller’s attention to the fact that:

•	the Marketplace C le Marché benefits from high netsurfer traffic. The significance of this traffic is liable to have a material impact on the Seller’s business.
•

The Seller must ensure that it remains capable of meeting its legal and contractual obligations, especially with respect to the quality of service stated in Appendix 1, and it is fully aware that failure to comply with these obligations could result in the closure of his/her/its account under the conditions of the present GCMA.

For information proposes only – non contractual value – only French version is valid

Consequently:

•

The Seller shall at all times ensure that its offers are adequately stocked and that he/she/it is capable of processing the orders it receives, in order to ensure compliance with his/her/its legal and contractual obligations as Seller.

•

The Seller being solely responsible for its activity in the Marketplace C le Marché, both prior to sales (especially the choice of offers placed on line and the volume of business generated) and thereafter (especially compliance with the delivery deadlines and processing customer requests), the Hosting Site shall not be held liable for the commercial success or lack thereof or any situation of economic dependency.

•

Since the Hosting Site is not involved in the management of the Seller’s volume of business in the Marketplace “C le Marché”, it is up to the Seller to balance the volume of business it does on the Marketplace “C le Marché” in relation to its overall activity. The strategic choice made by the Seller in depriving itself of an alternative, of placing itself in a situation of economic dependency, shall therefore be made consciously and at its own risk; the Hosting Site’s liability shall not be sought in this respect.

13.2.Transfer

The Seller may not assign its rights and obligations as defined in the present document to any third party, in any form whatsoever, and especially by taking a holding in a company, sale of the goodwill, management lease or assignment of the contract, unless the Hosting Site has specifically given its prior written consent.

13.3.Dissociation

Any clause herein that is declared null and void or illegal by a competent judge shall be deprived of its effect, but its nullity shall not adversely affect any other stipulations nor affect the validity of the present GCMA as a whole or their effects in law.

13.4.Non-waiver – tolerance

The fact that the Hosting Site has not required the application of a provision of any kind to be found in the present GCMA or that it may have tolerated a failure to perform by the Seller in the context of its activities in the Marketplace, whether permanently or temporarily, shall in no case be considered as a waiver of the rights of the Hosting Site to avail itself thereof.

13.5.Force majeure

The Parties shall not be held liable or considered to have failed to meet the requirements of the present GCMA, in the case of any delay or failure to perform where the cause of the delay or failure to perform is connected to a case of force majeure, as defined by French case law.

13.6.Notifications

Excluding a case in which the GCMA provides for a special formulation to be used for notifications, any notification may be made via e-mail to the address indicated by the Hosting Site on the Marketplace C

For information proposes only – non contractual value – only French version is valid le Marché or sent in writing to the following address: C le Marché /, 120-126 Quai de Bacalan CS 11584, 33067 Bordeaux Cedex

13.7.Litigation

The present GCMA are subject to French law, without prejudice, to the benefit of Purchasers, to the essential provisions applicable thereto.

ANY DISPUTE THAT MAY ARISE BETWEEN A SELLER AND THE HOSTING SITE IN CONNECTION WITH THE PRESENT GCMA SHALL BE SUBJECT TO THE COMPETENCE OF THE COURTS WITHIN THE JURISDICTION OF THE BORDEAUX COURT OF APPEAL EVEN IN A CASE OF A PLURALITY OF DEFENDANTS, A CALL UPON THE WARRANTY, EMERGENCY PROCEEDINGS OR A MOTION OR APPLICATION TO THE COURT.

APPENDIX 1 – PROCEDURES FOR SELLING THE SELLER’S PRODUCTS

The General Conditions of Availability on the Marketplace C le Marché, especially the present Appendix 1, shall govern the procedure for placement of the Products by the Seller for sale on the Hosting Site via the Marketplace “C le Marché”, compliance with which makes it possible to guarantee the trust and satisfaction of Purchasers as well as the security and good progress of sales on the site.

In order to guarantee the quality of the “customer experience” of Purchasers when they make their purchases, the Hosting Site ensures the monitoring of several quality of service indicators detailed hereunder. All of the deadlines on which the quality of service indicators are calculated are performed in calendar days.

All indicators are calculated daily within the periods defined as follows:

•	“Rate 1” = activity from the last sixty (60) days
•	“Rate 2” = activity from the last thirty (30) days

The calculation terms are detailed in Articles A3 “Expected level of service with respect to product availability”, B2 “Expected levels of service in respect of delivery” and D2 “Expected level of service in the matter of claims”.

The Seller shall be made aware of the daily situation on his/her/its C le Marché interface at Rate 1.

As soon as Rate 1 communicated to it is less than the minimum level of service defined below, the Seller undertakes to spontaneously implement any action that may enable it to regain the expected level of service.

At any event, if Rate 1 is insufficient, the Hosting Site may give notice or lawfully cancel the Seller’s registration under the conditions provided in the GCMA.

If formal notice is given, at the end of the correction period provided  under  the  article entitled “Penalties in cases of non-compliance with his/her/its obligations by the Seller” with the GCMA, the Hosting Site shall subsequently calculate a Rate 2, at the end of the said correction period,

For information proposes only – non contractual value – only French version is valid so as to be able to assess the result of the actions taken by the Seller to bring its effective rate to the expected level of service level and whether it is appropriate to cancel his/her/its registration.

At any event, if Rate 2 does not meet the levels of service defined below, the Hosting Site may lawfully cancel the Seller’s registration under the conditions provided in the GCMA.

N.B.: When a Seller has subscribed to a service on Marketplace C le Marché on this Hosting Site as well as other Hosting Sites, the levels of quality of service are measured on the basis of all of the sales performed by the Seller on the Hosting Site as well as on the whole of the Other Hosting Sites. The Seller thus obtains a unique measurement of each level of quality of service.

The Hosting Site reserves the option, however, of subsequently setting up measurements of quality of service levels that are specific to its site.

In such circumstances, the Hosting Site shall inform the Seller accordingly under the conditions provided for in the present GCMA.

A.Items offered for sale:

A1. The Seller guarantees that it is entitled to sell the items offered, that these items are not subject to third party rights that might prevent the sale thereof, that the Products are permitted for remote selling and that they comply with the applicable legislative provisions, that in particular they do not infringe any copyright, trademark rights, a selective or exclusive distribution network or any other third-party rights, that they are reliable and comply with legal requirements (including any marking or labelling requirement), especially with respect to product safety (for example, EU standards).

A2. Prohibited items: in particular, the following items – quoted as an example and not restricted to this list – may not, or only in the context of strict restrictions, be offered for sale:

a)

items for which the advertising, offer, marketing or sale adversely affects intellectual property rights (copyright, royalties and similar rights), industrial property rights (trademarks, patents, designs and models) and any other applicable right (especially rights to the image, rights to respect for privacy, right of the personality);

b)	items that are discriminatory or that incite to violence (including weapons in categories A to D as defined by law, toys and replicas of weapons, etc.), or to racial, religious or ethnic hatred;
c)	live animals;
d)	stolen goods;
e)	advertising, including in the form of links;
f)	medication, drugs of any kind, items liable to encourage the use of drugs or substances presented as having the same effects as substances or plants classified as drugs;
g)	items liable to present a danger to health, safety or the environment;
h)	other items that can be neither offered nor marketed legally, or for which the offer or sale are liable to harm public policy, morality or the rights of other Sellers or third parties
i)	Products of an erotic or pornographic nature.

Availability of Products placed on sale: The Seller undertakes that all of the Products that it places on line on the Marketplace C le Marché are in stock and immediately available for sale. In this respect, the Seller undertakes to update its stock in real time and withdraw from “C le Marché” any Product that has become unavailable.

For information proposes only – non contractual value – only French version is valid

The Marketplace C le Marché information system will automatically block the placing on line of any Product for which the Seller indicates an absence of stock on the Hosting Site and on any other Site as applicable.

A3. Expected level of service with respect to product availability

The Seller undertakes to comply with a:

(i)rate “of acceptance of orders” equal to or greater than 95% calculated as follows:

[total number of Products ordered by Purchasers and accepted by the Seller/total number of Products transmitted for acceptance to the Seller by the Hosting Site*] x 100

This rate is calculated for Rate 1 or Rate 2 over the abovementioned periods.

If there is no response from the Seller within two days following transmission of the order to the Seller, it is automatically cancelled which shall have the equivalent impact on the abovementioned rate.

(ii)rate “of dispatch of Products” equal to or greater than 95% calculated as follows:

[total number of Products dispatched by the Seller/total number of Products accepted by the Seller for the Hosting Site * by the Seller)] x 100

This rate is calculated for Rate 1 or Rate 2 over the abovementioned periods.

If there is no response from the Seller within two days following transmission of the order to the Seller, it is automatically cancelled which shall have the equivalent impact on the abovementioned rate.

A4. Description of Product offered for sale: The Seller undertakes to describe as exactly and precisely as possible the Product that he/she/it is placing online on the Marketplace C le Marché, in accordance with the regulations that may be applicable (especially regulations relating to home electrical and food products, etc.), the provisions of the present GCMA and the indications shown on the Seller C le Marché interface.

The Seller shall supply each of his/her/its Products, in the format required by the Hosting Site, with compulsory minimum of information, correct and complete, as well as any useful update so that the information communicated is accurate and complete at all times.

The Seller shall also supply photographs of the Product in the format required by the Hosting Site. It shall ensure that no logo other than that of the brand of the Product, no name, no URL address, etc… shall be shown on the photographs he/she/it publishes on the Marketplace C le Marché. Should one or more photographs not match the format indicated by the Hosting Site or contain one or more of the statements abovementioned, the Hosting Site shall proceed to remove the Seller’s offer from the Hosting Site and any Other Site to which the Seller shall have subscribed through the Marketplace C le Marché service, without prejudice to any other action or penalty provided in the GCMA.

The Hosting Site warns the Seller of the fact that the compulsory minimum information required of him/her/it only constitutes a minimum for the Product to be identifiable and that it is up to the Seller

For information proposes only – non contractual value – only French version is valid to provide and place on line any additional information needed for compliance with the previous paragraphs.

For each of the Products the seller place online at the Marketplace C le Marché, he/she/it undertakes to:

•

Check the accuracy of the terms in the product file to which the Product refers, check in particular all of the information of which the product file consists (caption, name and brand of the Product. Etc.);

•	Check that the features of the Product (including packaging), the offer as well as the sales procedures comply with all current legislation (including the branding and labelling requirements).
•	Update the information conveyed in the Product files especially with respect to changes to the regulations applicable to the Seller
•	Ensure that the Products for sale do not adversely affect any third party rights, public policy or morality and are not of a pornographic or suggestive nature.

The Hosting Site reserves the right to remove any content that does not comply with these directives and any offer or associated product file.

The Seller shall not have the right to provide any information about any Product for which the sale is prohibited or seek to place it for sale in the Marketplace C le Marché, nor provide a URL link to be used or to request that such links be used on the Hosting Site.

A5 When stating the selling price, the Seller is required to indicate the cost of despatch that it intends to apply to the Purchaser. The Seller undertakes to calculate and include in its price any customs duty and import or export costs, duty or other direct or indirect taxes imposed by the competent authorities and connected with the contract of sale. The Hosting Site’s liability may not be incurred in this respect.

B.Despatch and delivery of the order

B1. Tracking. After concluding a contract of sale, the Seller undertakes to deliver the Product that is the subject of the sale and transfer ownership to the Purchaser.

The Seller shall be required to deliver the Product to the address indicated by the Purchaser in the conditions provided in Appendix 3 of the present GCMA.

As soon as he/she/it shall have proceeded to the despatch or making available at a collection point for the Product, the Seller shall confirm this to the Hosting Site via his/her/its Seller account, through the standard communications functions of the Seller account, and provide the data for tracking the parcel in the case of deliveries in tracking and recorded delivery mode directly on the order form. The Seller is required to complete a link or valid tracking number.

The Hosting Site shall relay this information to the Purchaser. Note that repayment to the Seller of funds collected by the Hosting Site from the Purchaser as provided for in article 6.2 “Repayment of the proceeds of sales to the Seller” of the present GCMA, may only be performed once the despatch or availability of the Products has been confirmed by the Seller.

In the absence of receipt by the Hosting Site of confirmation of the despatch of the Products on the maximum delivery date stated to the Purchaser when taking the order, the said order shall be automatically cancelled by the Hosting Site and the amount thereof reimbursed to the Purchaser.

For information proposes only – non contractual value – only French version is valid

Any consignment despatched by the Seller after this deadline may in no case constitute the subject of a repayment via the Hosting Site of the amount of an order despatched after the deadline.

The Seller expressly acknowledges being solely liable for checking the status of his/her/its order (the order, once cancelled, being in the “Rejected” or “Cancelled” category), before the despatch thereof: he/she/it may not claim any compensation from the Hosting Site for an order having a cancelled or rejected status, such despatch being performed on the sole initiative of the Seller and on its entire liability.

B2. Expected levels of service in respect of delivery

The Seller undertakes to comply with a rate for “compliance with delivery dates” equal or greater than 95% calculated as follows:

[Total of orders despatched before the maximum delivery date stated to the Purchaser when the order is placed/{Total orders despatched} + {total orders not despatched for which the maximum date of delivery stated to the Purchaser when placing his/her order is exceeded}] x100

This rate is calculated for Rate 1 or Rate 2 over the abovementioned periods.

As soon as Rate 1 of which it is informed drops below the minimum level of service abovementioned, the Seller undertakes to implement spontaneously any action required in order to once again reach the minimum level of service.

At any event, if Rate 1 falls below the minimum level of service abovementioned, the Seller’s registration on “C le Marché” may be lawfully cancelled under the conditions provided in the article entitled “Penalties in cases of non-compliance with his/her/its obligations by the Seller” in the GCMA.

In this respect, once the period of one month for correction allowed by the abovementioned official notification, the Hosting Site shall calculate a Rate 2 accordingly, corresponding to the effective rate of “despatch of orders prior to the maximum delivery date indicated to the Purchaser when it placed an order on the Hosting Site*” at the end of the said period allowed for correction, in order to be able to assess the result of actions performed by the Seller to bring its effective rate up to the minimum level of service minimal and if necessary cancel its registration:

Rate 2 = [{Total orders despatched in the course of the previous 30 days before the maximum delivery date stated to the Purchaser when placing the order} / [{Total orders despatched during the previous 30 days} + {total orders not despatched  during the previous 30 days and orders during the previous 30 days for which the maximum delivery date stated to the Purchaser when he/she placed the order has been exceeded}] x100

C.Payment by the Purchaser

The Purchaser shall pay the purchase price of the Product, as well as any associated costs (especially, where applicable, the cost of carriage from the Hosting Site which collects the funds on behalf of the Seller. Payment may only be made via bank card.

D.Seller’s Guarantee

For information proposes only – non contractual value – only French version is valid

D1. Procedures

Unless the Seller has subscribed to the C Logistique service, he/she/it is liable for: any error in despatch, delay in delivery, lack of delivery or partial delivery, wrong delivery, theft or error or action connected with the management and delivery of its Products.

The Seller shall be solely liable for all of the information it places on line (without this list being exhaustive: visuals of the Products, descriptions of the Products, prices of the Products, cost of carriage, special offers, information concerning the delivery or collection of a product, about the guarantees, etc.). Any non-compliance of the Products especially of information placed on line by the Seller and all the applicable standards (labelling, security, etc.), any fault, or any recall of any of the Products. As soon as the Seller becomes aware of a recall of any of its Products, it shall immediately inform the Hosting Site accordingly.

The Seller shall deal, without the intervention of the Hosting Site, with any disputes that may arise connected with the information placed on line and/or the sales he/she/it makes. The Hosting Site advises Sellers to cooperate with the Purchaser if a dispute arises and to jointly seek an amicable solution. The Hosting Site shall not be required to intervene in a dispute between Sellers or require that they comply with the present GCMA.

In the interest of protecting visitors to its site and its brand image, the Hosting Site nevertheless reserves the right to intervene in the resolution of any dispute that is not resolved within a period of three (3) working days.

The Hosting Site reserves the right to claim damages with interest from the Seller if, due to unsatisfactory performance of the contract of sale, the Hosting Site is required to compensate the Purchaser in any manner whatsoever.

The Seller undertakes to accept any request for retraction formulated by the Purchasers in compliance with article L. 121-21 of the Code of Consumption and especially to inform the Purchasers without delay of a return address. The Hosting Site shall itself proceed to reimburse the Purchaser. The Seller shall reimburse the Hosting Site without delay for reimbursements  thus made in favour of the Purchasers, it being specified that the Hosting Site may compensate these reimbursements with any amount that it owes to the Seller (whether or not the legal conditions for compensation are present).

D2. Expected level of service in the matter of claims

The Seller undertakes to comply with a maximum rate for “orders with claims” made on the Hosting Site equal or less than 5% calculated as follows:

[Total number of claims recorded against the Seller in the various sections of the Hosting Site*/total number of orders accepted by the Seller] x100

This rate is calculated for Rate 1 or Rate 2 over the abovementioned periods.

Note: a “Claim” for the present purposes shall be taken to mean any manifestation of dissatisfaction by a Purchaser, especially, and without this list being restrictive, demands of Purchasers concerning an error in the reference for the Product delivered, a missing Product or accessory, a Product that does not match its description, a Product that is not working, a Product not despatched, an order despatched but not received by the Purchaser, a damaged Product. Only three categories of requests are exclusively excluded, requests for information about the Product, any request for changes to the Purchaser’s personal details or a request for an invoice.

For information proposes only – non contractual value – only French version is valid

E.Product categories

The Hosting Site shall present the Seller’s Products classified in the corresponding product categories at Hosting Site, among its own products and Products offered by Sellers registered on the Marketplace C le Marché. The Hosting Site shall alone determine the procedures and conditions for presentation and promotion of Products.

The Hosting Site reserves the right, at its sole discretion, to restrict access to selling in selected categories at any time.

F.Evaluation

The Hosting Site may implement mechanisms that will enable Purchasers to assess  the Seller’s Products and/or performance, and these assessments may be made available to the public on the Hosting Site on which the sale was performed and at any Other Site on which the Seller may have registered for the Marketplace C le Marché service.

The following criteria shall be taken into account to assess the performance of Sellers:

•	The rate and time taken to accept orders;
•	The rate of despatch within the deadlines provided in the present GCMA;
•	The number of positive/negative/neutral assessments received;
•	Detailed assessments of the Seller;
•	The number of disputes closed in favour of the Purchaser for an item not received or an item received that did not match its description at all;
•	The number of disputes that resulted in compensation for the Purchaser.

G.Carriage

The Seller is responsible for delivering the Product. Consequently, it is up to the Seller alone to determine the cost of despatch.

In the case of offers for immediate collection by the Seller, no delivery charge is applied, since the products are directly available at the collection point.

H.Credit Card Fraud

Unless there is a stipulation to the contrary, the Hosting Site shall cover bad debts resulting from credit card fraud as indicated in article 6.1 of the GCMA.

In this context, and in order to prevent such fraud, the Seller acknowledges and accepts that the Hosting Site, at its sole discretion, may retain for examination, refuse to handle, restrict the despatch destinations, stop and/or cancel any of the sales performed by the Seller. The Seller may assign the reimbursement to any Purchaser at the Hosting Site who shall make the corresponding replay to the Purchasers in question. Assuming that the bad debt is covered by the Hosting Site in application of article 6.1 of the GCMA, the Hosting Site shall compensate the Seller to the amount of reimbursement realised by the latter to the benefit of the Purchaser.

For information proposes only – non contractual value – only French version is valid

I.Sales and Deliveries

The Seller undertakes to:

•	sell and deliver its Products, in compliance with its legal and contractual obligations and its own conditions of sale that it places online at the Marketplace “C le Marché”.
•	not to unilaterally cancel Sales;
•	cancel and reimburse an order if the Purchaser exercises his/her right of retraction as covered in the General Conditions of Use of the Marketplace C le Marché destined for Purchasers;
•

supply the Hosting Site through its C le Marché interface with information concerning the stage of processing the order and the despatch (including monitoring it as soon as this is made possible through the despatch method used), by using the procedure indicated by the Hosting Site;

•	including a delivery note specific to the order with each despatch of Products;
•	identify itself as the Seller of the Product on all packing notes or other information inserted into the Products and as the addressee to whom the Purchaser may return the Product in question;
•	to only use the Seller interface for all correspondence with the Purchasers and not to communicate with the Purchasers via any written or electronic correspondence.

J.Returns and reimbursements

The Seller undertakes to accept returns, repairs, exchanges and reimbursements for its Products in accordance with the legal and contractual warranties attached to its Products, under the present General Conditions and the General Conditions of Use of the Marketplace C le Marché destined for Purchasers as well as any other rules online at “C le Marché” at the time the order was placed by the Purchaser. In particular, the Seller agrees to refrain from demanding any cancellation, return, retraction etc. charge from the Purchaser in order to comply with the legislation and the Hosting Site’s policy in terms of customer satisfaction and experience.

The Seller shall inform the Hosting Site as soon as possible of any event affecting the order (cancellation, reimbursements), specifying the Products concerned.

The Seller shall proceed to reimburse the Purchaser through its Seller interface.

In addition to the legal rules applicable concerning the right of retraction and the legal guarantees for the products provided in the Code of Consumption and the Civil Code, the Seller shall pay special attention to the following cases in which it becomes involved in accordance with its legal obligations to reimburse the Purchaser for the cost of sending back the Products:

•	Delivery or making available a product different from the Product ordered (reference error);
•	Delivery or making available a damaged Product;
•	Product stopped working within six months of receipt thereof.

In the above cases the Seller undertakes unreservedly and unconditionally, either to:

•	replacer the item
•	repair it
•	offer a price reduction for the item or total reimbursement if the Purchaser wishes to cancel the contract of sale

The Seller undertakes to deal with after sales service requests in the context of the warranty even if the sales agreement is no longer active.

Reimbursements shall in no case take place more than ten (10) days after a request for reimbursement by the Purchaser or cancellation of the order.

For information proposes only – non contractual value – only French version is valid

In the case of absence of reimbursement or repeated and unjustified delays in reimbursement, the Hosting Site shall have the option of terminating the Seller’s registration on the Marketplace C le Marché in accordance with the GCMA or to apply any of the penalties provided for in the present GCMA.

APPENDIX 2 – AMOUNTS DUE TO THE HOSTING SITE

A.Fixed costs: Subscription to “C le Marché”

Through their contribution to the costs of the Marketplace C le Marché service on the Hosting Site, Sellers who are professionals or who are acting as professionals, undertake to pay the sum of €39 exclusive of tax to the Hosting Site. This amount falls due at the start of the month.

The Hosting Site shall have the option of reviewing the amount of this contribution. In such a case, it shall inform the Seller accordingly with 15 days’ notice, the Seller being free to accept or terminate his/her/its cooperation with the Hosting Site under the conditions covered in item 2 “Field of application – changes to the conditions” of the GCMA.

B.Variable costs: Grid showing commission applicable per category

•	List of commission applicable as from 1 September 2015

(a)  The commission due to the Hosting Site from each Seller for each Product sale he/she/it achieves on the Marketplace C le Marché, and subject to the sale to the Purchaser being definitive especially with respect to the legal option of retraction, are in the amount of 15% with the exception of the categories of Products listed hereunder to which the following rates of commission apply:

Categories*	Commission rate
Jewellery	20%
D.I.Y.	12%
High Tech, IT and Household electrical goods - Accessories	12%
Musical instruments (excluding Accessories)	12%
Tyres and Vehicles	10%
Game consoles and video games	8%
Household electrical goods - Appliances	6.8%
High Tech – Sound, GPS, Car Audio, Photography, Video cameras, Lenses, Flashes	6.8%
IT – Peripheral devices, hardware, networks, memories/storage	6.8%
IT & High Tech – Computers, tables, PC screens, printers & scanners, video projectors	4.8%
Drones	4.8%
Televisions	4.8%
Cell phones/Smartphones	6.8%
All other categories	15%

For information proposes only – non contractual value – only French version is valid

The rate of commission applies to the amounts inclusive of tax for sales performed, including carriage, and the commission thus calculated is exclusive of VAT.

*The belonging of a Product to a certain category is determined and may be changed by Cdiscount.

Example:

•	Product price in the electrical appliances category: €99 inc. tax
•	Delivery costs: €4.99 inc. tax
•	Rate de commission: 6.5% ex. tax

Amount of Commission ex. tax: ((99 + €4.99) x 6.5%) = €6.76 ex. tax

To which VAT applies, namely: €6.76  +  (€6.76  x  20%  (VAT))  =  €8.11  commission  inc.  tax. The Hosting Site shall have the option of revising this price list, such changes being governed by article 2 of the GCMA.

For information proposes only – non contractual value – only French version is valid

APPENDIX 3 – IMPERATIVE DELIVERY CONDITIONS

The Seller must freely define the terms of delivery (standard, express, etc.) and despatch deadlines for its Products within the maximum deadlines defined in the present Appendix.

The Seller must inform the Purchaser of the minimum and maximum Product delivery deadlines. The time between these two deadlines must not exceed 15 days under any circumstances.

1.Product preparation

For all Product categories, the preparation period must not exceed 10 (ten) working days.

2.Delivery

The Seller must comply with the maximum delivery deadlines provided hereinafter, including the aforementioned preparation period:

•	Origin of the item despatched: France

10 days	20 days	30 days
Food	Cars	Garden-DIY
Luggage	Electrical appliances	Furniture
Shoes	Baby items	Homewares
Plants	Pet accessories	Bedlinen
Image & Sound
Sports
Fashion
Toys
Photography equipment
Computing
Books
Jewellery
Telephony

For information proposes only – non contractual value – only French version is valid

•	Origin of the despatch: outside France

20 days	30 days
Luggage	Garden-DIY
Shoes	Furniture
Plants	Homewares
Image & Sound	Bedlinen
Sports
Fashion
Toys
Photography equipment
Computing
Books
Jewellery
Telephony
Luggage
Cars
Electrical appliances
Baby items
Pet accessories

If no country of despatch has been indicated by the Seller, it must undertake by default to comply with the maximum deadlines provided for Products despatched in France.

3.Penalties

Without prejudice to the provisions and penalties laid down in the GCMA, the Hosting Site reserves the right to reject and/or automatically suspend any advertisement for or offer of a Product showing delivery dates or conditions that are contrary to the present provisions.